Exhibit 10.3

March 31, 2025

Michelle Glasl

[***]

Dear Michelle,

On behalf of Open Lending Corporation, a Delaware corporation (the “Company” and together with its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended, the “Company Group”), we are delighted to offer you the position of Chief Operating Officer of the Company. This letter agreement (this “Agreement”) sets forth the principal terms of your employment with the Company Group.

Accordingly, in consideration of the mutual promises and covenants in this Agreement, it is hereby agreed as follows:

1.

Position and Duties. You will serve as the Chief Operating Officer of the Company effective as of a date mutually agreed between you and the Chief Executive Officer of the Company, with such date being no more than thirty (30) days following the date hereof and contingent upon passing a successful drug screen and background check (the date you commence employment with the Company Group, the “Employment Commencement Date”). During your employment with the Company Group, you will be a full-time employee of the Company Group. You will perform such duties as are required by the Company from time to time and normally associated with your position, together with such reasonable additional duties commensurate with your position as may be assigned to you by the Company from time to time. You will be an “at will” employee and, accordingly, you or the Company may terminate your employment at any time for any reason or no reason. You will be subject to all Company policies applicable to senior executives of the Company as in effect from time to time. You also agree that, while employed by the Company Group, you will devote your full business time and your best efforts to the advancement of the business interests of the Company Group. Notwithstanding the foregoing, nothing in this Section 1 will preclude you from engaging in charitable activities and community affairs or managing your personal investments and affairs; provided, that such activities do not materially interfere, individually or in the aggregate, with the performance of your duties hereunder.

2.

Base Salary. Effective as of the Employment Commencement Date, you will be paid a base salary at an annualized rate of $400,000 (“Base Salary”) in accordance with the Company Group’s regular payroll practices in effect from time to time.

3.

Annual Performance Bonus. Effective as of the Employment Commencement Date, you will be eligible to receive a target annual cash performance bonus of 100% of Base Salary as of the end of the applicable performance year (the “Target Annual Bonus”) based on the achievement of such performance criteria as may be established by the Board of Directors of the Company (the “Board”) or a committee thereof in accordance with the terms of the annual bonus plan applicable to executives of the Company Group as in effect from time to time. To the extent earned, your annual bonus will be paid to you no later than March 15 of the year following the year of the applicable performance period, subject to your continued employment through such date.

4.

Paid Time Off. Effective as of the Employment Commencement Date, you will be entitled to paid time-off in accordance with the Company Group’s applicable paid time off/paid vacation policy for executives, as may be in effect and/or which may be modified or adjusted from time to time. You will also be entitled to all paid holidays given by the Company Group to its executives.

5.

Benefits. Effective as of the Employment Commencement Date, you will be eligible to participate in or receive benefits under the Company Group’s employee benefit plans in effect from time to time as well as any perquisites provided to the Company’s executive officers, subject to the terms and conditions of such plans or arrangements. The Company Group’s employee benefit plans or arrangements may be modified or terminated at any time in the Company’s sole discretion.

6.

Long-Term Incentive Compensation. Effective as of the Employment Commencement Date, you will be eligible for long-term incentive awards commensurate with your position and performance, in the discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”) (each such award, a “LTI Award”). Your annual long-term incentive target award amount will be equal to 90% of your Base Salary, which target will be subject to adjustment from time to time as determined by the Board or the Compensation Committee in its discretion. Subject to the approval of the Board or the Compensation Committee, the Company will grant such LTI Award in the form of relative mix units; provided, that, for LTI Awards granted following the 2025 fiscal year, the Board or the Compensation Committee will be permitted to adjust the relative mix of equity awards comprising the LTI Award. The LTI Award will be subject to the provisions of the Company’s 2020 Stock Option and Incentive Plan (the “Plan”) and the applicable award agreements.

7.

Sign-On Bonus. The Company will pay you a cash sign-on bonus in the amount of $100,000, which will be payable on the pay period following the Employment Commencement Date (the “Sign-On Bonus”). If your employment with the Company Group terminates due to your resignation or by the Company Group for Cause within the twelve (12) month period following the Employment Commencement Date, you agree to repay the entire portion of the Sign-On Bonus to the Company (calculated on an after-tax basis) no later than ten (10) business days following such termination of employment. The repayment obligation applicable to the Sign-On Bonus will lapse upon the earlier of (i) the twelve (12) month anniversary of the Employment Commencement Date, (ii) your termination by the Company without Cause, (iii) your death or disability or (iv) upon the occurrence of a Sale Event (as defined in the Plan).

For purposes of the Sign-On Bonus, “Cause” will mean any of the following: (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the Board or the Chief Executive Officer of the Company, (B) dishonesty to the Board or the Chief Executive Officer of the Company with respect to any material matter, or (C) misappropriation of funds or property of the Company Group other than the occasional, customary and de minimis use of Company Group property for personal purposes or an immaterial error on an expense report; (ii) the commission by you of, or plea of guilty or no lo contendere to, (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by you, regardless of whether or not in the course of your employment, that would reasonably be expected to result in material injury or material reputational harm to the Company Group if you were to continue to be employed in your position; (iv) continued unsatisfactory performance or non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) that has continued for more than 30 days following written notice of such unsatisfactory performance or non-performance from the Board; (v) a material breach by you of any of the provisions contained in the Restrictive Covenants Agreement (as defined below); (vi) a breach by you of any fiduciary duty and/or duty of loyalty to the Company Group; (vii) a material violation by you of the Company Group’s written employment policies (including, but not limited to, any violation of any written equal employment opportunity policy or any written policy prohibiting discrimination, harassment or retaliation) or corporate governance policies; or (viii) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities after being instructed by the Company Group to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

8.

Withholding. The Company Group will be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to you hereunder. The Company Group, in its sole and absolute discretion, will make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

9.

Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of Company Group, its successors and permitted assigns and the Company Group will require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company Group would be required to perform if no such succession or assignment had taken place. The Company Group may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company Group or the applicable member thereof. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by your legal personal representatives.

10.

Condition Precedent. This Agreement will become null and void in the event that (i) the Employment Commencement Date does not occur within the period specified in Section 1, (ii) you do not execute and return the Confidentiality and Non-Compete Agreement attached hereto as Exhibit A (the “Restrictive Covenants Agreement”) prior to the Employment Commencement Date, or (iii) you do not successfully pass the drug screen and background check.

11.

Entire Agreement. This Agreement, including Exhibit A hereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between or among the parties with respect to the subject matter hereof. This Agreement may not be modified, amended, supplemented, extended, canceled or discharged, except by written instrument executed by all parties.

12.	Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflict of law principles thereof.

13.

Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or in .pdf format will be deemed effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

If you accept the terms and conditions of this Agreement, please sign below.

Sincerely,

OPEN LENDING CORPORATION

/s/ Kellie Prince
By:	Kellie Prince
Title:	Vice President of Human Resources

Accepted and Agreed to:

/s/ Michelle Glasl
Michelle Glasl

Date: March 31, 2025

EXHIBIT A

Restrictive Covenants Agreement

(attached)